Exhibit 10.2

SECOND AMENDMENT
TO
SERIES C UNIT ISSUANCE AGREEMENT

     THIS SECOND AMENDMENT TO SERIES C UNIT ISSUANCE AGREEMENT (this “Amendment”) is entered into as of the first day of August, 2009, by and among ICM, Inc., a corporation organized and existing under the laws of Kansas (“ICM”), and Southwest Iowa Renewable Energy, LLC, a limited liability company organized and existing under the laws of Iowa (“SIRE,” and, together with ICM, the “Parties” and each individually a “Party”).

RECITALS

WHEREAS, the Parties previously executed that Series C Unit Issuance Agreement, dated as of March 7, 2008, which was amended by that First Amendment to Series C Unit Issuance Agreement, dated as of March 2, 2009 (as so amended, the “Agreement”);

WHEREAS, it has been proposed that the principal amount of the Bridge Loan supported by Bunge, which amount is $27,816,000 as of the date hereof, will be eliminated through payment of the currently outstanding amount of Bunge's supported portion of the Bridge Loan and the issuance by SIRE to Bunge of the Bunge Term Loan (as defined in Section 1.7 of this Amendment); and

WHEREAS, in connection with the Bunge Term Loan, ICM has requested that it be given the option to be reimbursed for the L/C Reimbursement Obligation in debt, on substantially the same terms as the Bunge Term Loan, rather than convert to Series C Units of SIRE as set forth in the Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
AMENDMENTS

1.1           Issuance of Series C Units with Respect to L/C.  Section 1(c) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(c)           In the event ICM makes a Bridge Loan Payment, SIRE shall immediately (but in no event later than three (3) business days following (i) the Prepayment Date (in the case of a Bridge Loan Prepayment) or (ii) SIRE’s receipt of the L/C Payment Notice (in the case of a Periodic Bridge Loan Payment)) reimburse ICM for the amount of the Bridge Loan Payment (the “L/C Reimbursement Obligation”) by issuing to ICM that number of Series C Units which are determined by dividing the amount of the Bridge Loan Payment by the lesser of (i) $3,000 or (ii) one half (1/2) of the lowest purchase price paid by any party for a Unit who acquired (or who has entered into any agreement, instrument or document to acquire) such Unit after March 7, 2008 but prior to the date of the Bridge Loan Payment as part of the Private Placement; provided, however, that, at the option of ICM, subject to any prior consent or approval required under the Senior Facility, such L/C Reimbursement Obligation may be satisfied by SIRE by delivery of an ICM Term Note.  In connection with the issuance of an ICM Term Note, ICM agrees to execute any and all subordination and intercreditor agreements reasonably required by SIRE, Bunge or the Senior Lenders (as defined herein) in connection therewith. In the event of an issuance of Series C Units in connection with the reimbursement of a Bridge Loan Prepayment in an amount equal to the then-current Maximum Liability, SIRE shall also cause the Bridge Lender to return the original ICM L/C for cancellation.”

1.2           Preemptive Rights to Purchase Units.  Section 2 of the Agreement is hereby amended by inserting “(other than any Series U Units issued to Bunge upon conversion of amounts outstanding under the Bunge Term Loan)” following the word “Units” where it appears in the first sentence thereof.

1.3            Covenants.  Section 4(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

 “(b)           (i) it will promptly notify ICM of the making of the Bunge Term Loan and execute any amendments or supplements to the Bridge Note and ICM L/C required in connection therewith, (ii) it will not, without the prior written consent of ICM (to the extent an ICM Term Note is outstanding) or the Bridge Lender (to the extent the Bridge Loan shall not have been paid in full), make any payment of principal or interest on the Bunge Term Loan prior to the maturity thereof without making a pro rata payment on the ICM Term Note and/or the Bridge Loan, as applicable, and (iii) it will, in the event of any issuance of any ICM Term Note, take all steps reasonably required, including obtaining the consent of third parties and execution of all required instruments, agreements and other documents, to ensure that the indebtedness evidenced thereby is pari passu with the Bunge Term Loan;”

1.4           Covenants.                      Section 4(c) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(c)           Twenty-four percent (24%) of all funds received by SIRE pursuant to a Private Placement, or in such other form of equity financing which SIRE’s Board of Directors deems necessary, shall be first applied to reduce amounts owed by SIRE under or in respect of the Bridge Loan, with the remaining seventy-six percent (76%) being applied to reduce amounts owed to Bunge under the Bunge Term Loan.”

1.5           Covenants.  Section 4(d) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(d)           SIRE shall pay to ICM a fee in an amount equal to 6% per annum (computed on an actual day, 360 day year basis) of the undrawn face amount of the ICM

L/C (the “Fee”) and shall reimburse ICM for all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses, paid or incurred by ICM in connection with the transactions contemplated by this Agreement and which are documented in invoices provided to SIRE.  All amounts to be paid by SIRE pursuant to this Section 4(d) (the “Fees and Expenses Reimbursement Amount”) shall be due and payable within three (3) business days of the first to occur of the following: (i) the expiration or termination of the ICM L/C; or (ii) the maturity date of the Bridge Loan. The Fees and Expenses Reimbursement Amount shall be payable in cash to the extent that a cash distribution to members of SIRE in such amount would then be permitted under the terms of the Senior Facility.  With respect to any portion of the Fees and Expenses Reimbursement Amount not paid in cash in accordance with the foregoing sentence, SIRE shall deliver to ICM that number of Series C Units which are determined by dividing the unpaid Fees and Expenses Reimbursement Amount by the lesser of (i) $3,000 or (ii) one half (1/2) of the lowest purchase price paid by any party for a Unit who acquired (or who has entered into any agreement, instrument or document to acquire) such Unit after March 7, 2008 but prior to the date of the payment of the Fees and Expenses Reimbursement Amount as part of the Private Placement; provided, however, that, at the option of ICM, subject to any prior approval required under the Senior Facility, the Fees and Expenses Reimbursement Amount shall be included in the principal amount of an ICM Term Note.”

1.6           Covenants.  The period (“.”) at the end of Section 4(e) is hereby deleted and replaced with “; and” and a new Section 4(f) is hereby added to the Agreement, reading as follows:

“(f)           SIRE shall, at any time upon the request of ICM, use commercially reasonable efforts to obtain an extension of the maturity date of the Bridge Loan from the Bridge Lender; provided, however, in no event shall SIRE be required to agree to such extension if (i) SIRE would be required to grant to the Bridge Lender a security interest in any of its assets as a condition thereto, (ii) any material amendments to the terms of the Bridge Loan would be required as a condition thereto, or (iii) such extension is  prohibited under the terms of the Senior Facility.”

1.7           Definitions.  A new Section 7 is hereby added to the Agreement, captioned “Certain Defined Terms” and reading as follows:

“As used in this Agreement, the following terms shall have the following meanings:

Bunge Term Loan means that term loan from Bunge to SIRE in the maximum principal amount of  $27,500,000  which term loan (a) matures on August 31, 2014, (b) is subordinate to the Senior Facility, (c) is convertible into Series U Units of SIRE and (d) is evidenced by a term loan note.

ICM Term Note means a promissory note made by SIRE in favor of ICM and evidencing that portion of SIRE’s L/C Reimbursement Obligation which is not satisfied in cash or through the issuance of Series C Units pursuant to the terms of this Agreement, which ICM Term Note shall be convertible into Series C Units of SIRE at $3,000 per Unit, and with respect to other terms, shall be on substantially the same terms as the Bunge Term Loan (including without limitation, payment terms, interest rate, maturity and subordination to the Senior Facility).

Senior Facility means the credit facility established pursuant to the terms of that certain Credit Agreement, dated May 2, 2007, as amended by that certain First Amendment to Credit Agreement dated March 7, 2007, and as such may be amended, modified, supplemented and restated from time to time, by and among SIRE, the Senior Lenders and AgStar Financial Services, PCA, as administrative agent.

Senior Lenders means the lenders party to the Senior Facility.”

1.8           Miscellaneous.  Section 6(a) of the Agreement is hereby amended by adding the following after the last sentence thereof:

“SIRE and ICM may not amend this Agreement without the prior written consent of Bunge.”

ARTICLE II
CLOSING CONDITIONS

This Amendment shall become effective as of the date hereof upon receipt by the Parties of a fully executed counterpart of this Amendment.

ARTICLE III
REPRESENTATIONS

SIRE hereby represents to ICM as follows:

(a)the representations and warranties made by SIRE in the Agreement are and shall be and remain true and correct; and

(b)SIRE is in full compliance with the terms of the Agreement applicable to it.

ARTICLE IV
MISCELLANEOUS

4.1Consent to Termination of Series E Unit Issuance Agreement.  ICM hereby consents to the termination of the Series E Unit Issuance Agreement between Bunge and SIRE effective upon the making of the Bunge Term Loan.

4.2Amended Terms.  Except as specifically amended herein, the Agreement shall continue in full force and effect in accordance with its original terms.  Reference to this specific Amendment need not be made in the Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Agreement, any reference in any of such items to the Agreement being sufficient to refer to the Agreement as amended hereby.

4.3           Counterparts.  This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one and the same instrument.

4.4           Governing Law.  This Amendment and the rights and the obligations of the parties under this Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of Missouri (without reference to conflict of law principles).

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

SOUTHWEST IOWA RENEWABLE ENERGY, LLC

By:	/s/ Karol King
Name: Karol King
Title: Chairman of the Board

ICM, INC.

By:	/s/ Brian Burris
Name: Brian Burris
Title: Secretary & General Counsel